UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 6, 2011

Date of Report (Date of earliest event reported)

EXAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-14225	94-1741481
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

48720 Kato Road, Fremont, CA 94538

(Address of principal executive offices, Zip Code)

(510) 668-7000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 7, 2011, Pedro (Pete) P. Rodriguez resigned as the Chief Executive Officer and President of Exar Corporation (the “Company”) and as a member of the Company’s Board of Directors (the “Board”).

In connection with his resignation, the Company entered into a Separation and General Release Agreement with Mr. Rodriguez on November 6, 2011 (the “Agreement”). The Agreement provides, among other things, that, subject to the terms and conditions of the Agreement and Mr. Rodriguez’s compliance therewith, Mr. Rodriguez will receive $541,333.16 in severance payments, paid over fourteen months, payment of seven months of COBRA premiums and one year of accelerated vesting on his equity awards. Mr. Rodriguez will have up to one year from the date of his resignation to exercise the vested portion of his stock option awards. Also, the Agreement provides for a full and general release by Mr. Rodriguez in favor of the Company and Mr. Rodriguez’s agreement to certain confidentiality, non-solicitation and non-disparagement obligations. The Agreement will become effective on November 14, 2011, provided that Mr. Rodriguez does not revoke it prior to such time pursuant to his right to do so under the terms of the Agreement. The foregoing summary of the Agreement is qualified in its entirety by the provisions of the Agreement, which the Company intends to file with its quarterly report on Form 10-Q for the third quarter of fiscal year 2012.

As a result of Mr. Rodriguez’s resignation, the Board has appointed Mr. Richard L. Leza as the Company’s Chief Executive Officer and President (Interim) (and its principal executive officer), to serve while the Company conducts a search for a permanent replacement for Mr. Rodriguez. Mr. Leza will continue to serve as Chairman of the Board following his appointment as Chief Executive Officer and President (Interim). Mr. Leza, age 64, is currently a member of the Company’s Board of Directors and serves as its Chairman. Mr. Leza joined the Board in October 2005 and was elected Chairman in September 2006. He was appointed as the acting Chief Executive Officer and President (Interim) of the Company in February 2007, and he served in that position until August 2007. Mr. Leza has been retired since August 2007. Mr. Leza was the founder, Chairman and Chief Executive Officer of AI Research Corporation, an early stage venture capital firm. Mr. Leza served in such position, which was his principal occupation and employment, from 1988 to 2007. He was also the co-founder, past Chairman and past President of Hispanic-Net, a non-profit organization. From 1998 to 2001, Mr. Leza was the co-founder, Chairman and Chief Executive Officer of CastaLink, Inc., a provider of a web-based supply chain collaboration solution. From 1997 to 1999, Mr. Leza served as co-founder, Chairman and Chief Executive Officer of NucleoTech Corporation, an application software company focused on digital image-driven analytical DNA software solutions. From 1982 to 1988, he was co-founder, Chairman and Chief Executive Officer of RMC Group, Inc. Mr. Leza was a board member of the Stanford Graduate School of Business Advisory Council from 2001 to 2007 and is Emeriti Director of the New Mexico State University Foundation Board. Mr. Leza served as a director of AI Research Corporation from 1988 to 2008. He is a three time member of Hispanic Business Magazine’s top 100 influential Hispanics in the United States. He is the author of various publications, writing on topics such as exporting, venture capital and developing business plans. Mr. Leza is also a member of the SEC Advisory Committee on Small and Emerging Companies. Mr. Leza earned an MBA from Stanford University Graduate School of Business and a BS in Civil Engineering from New Mexico State University.

During his service as President and Chief Executive Officer (Interim), Mr. Leza will be paid a salary of $36,500 per month, and will cease to receive the cash compensation paid to non-employee Directors. Mr. Leza will also receive a grant of 2,000 fully vested restricted stock units for service during the month of November and upon the conclusion of each month of continued service as President and Chief Executive Officer (Interim) thereafter. Mr. Leza will also continue to vest in his prior equity grants during the period. The Company intends to enter into a consulting agreement with Mr. Leza reflecting the foregoing, which the Company intends to file with its quarterly report on Form 10-Q for the third quarter of fiscal year 2012.

The Company issued a press release on November 7, 2011 regarding Mr. Rodriguez’s departure and Mr. Leza’s appointment. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXAR CORPORATION
(Registrant)

Date: November 10, 2011	/s/ Thomas R. Melendrez
Thomas R. Melendrez
General Counsel, Secretary and Executive Vice President, Business Development

EXHIBIT INDEX

Exhibit Number	Document

99.1	Press Release